Exhibit 23.2

Silberstein Ungar, PLLC

CPAs and Business Advisors
phone (248) 203-0080
fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025
www.sucpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the use and inclusion in this Registration Statement on Form S-1 of Diversified Restaurant Holdings, Inc. of our report dated March 28, 2011, as updated on April 11, 2011 with regard to the restated fully diluted earnings per share and as further updated on April 10, 2012 with regard to the effects on the consolidated financial statements discussed in Note 2, relating to the consolidated financial statements of Diversified Restaurant Holdings, Inc. and Subsidiaries as of and for the year ending December 26, 2010, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, MI
March 12, 2013